Exhibit 10.9

FINAL

Intellicheck, Inc.

Severance Agreement

Intellicheck, Inc., a Delaware corporation (“Company”) and Billy J. White (“Employee”) enter into this Severance Agreement (“Agreement”) dated as of December 3, 2020.

RECITALS

A.	Employee is a key and valued employee of Company.

B.	Company recognizes that the possibility of the involuntary termination of Employee’s employment by Company (or a successor) or a material change by Company (or a successor) to the terms of Employee’s employment can result in significant distractions to Employee.

C.	Company desires to provide fixed severance benefits for Employee.

TERMS AND CONDITIONS

Based upon the consideration of the mutual covenants in this Agreement, and other good and valuable consideration, the sufficiency and receipt of which are acknowledged, the parties agree as follows:

1.	Term of Agreement. This Agreement will be effective from the date of its execution until the third anniversary of its execution, at which time it will terminate and have no continuing effect unless Employee and an authorized representative of Company agree in writing to an extension of its term.

2.	At-Will Employment. Employee understands and agrees that Employee’s employment with Company will continue to be at will and for no specific term, and either Employee or Company may terminate the employment relationship at any time, with or without reason, with or without cause, notice, pre-termination warning or discipline, or other pre- or post-termination procedures of any kind, subject only to the provisions of Section 3 regarding payments upon termination. Any representations to the contrary, whether written, verbal, or implied by any Company communication, conduct, or practice, are unauthorized and void unless contained in a formal written employment contract signed by Company’s Chairman of the Board or the Chief Executive Officer, at the direction of the Board of Directors of Company (“Board”) and Employee. Except as otherwise noted in this Agreement, Employee will not be entitled to any further compensation or benefits, other than compensation earned through the termination date of Employee’s employment, accrued, unused vacation, and vested benefits, if any exist, regardless of the reason for termination.

3.	Termination. In addition to the provisions in Sections 3.1 through 3.5, if and as applicable, upon termination of Employee’s employment by Company or Employee for any reason, Company will pay Employee (a) salary earned on or before the Separation Date, (b) any earned but unpaid quarterly incentive award for any prior completed quarter, (c) unpaid expenses for any legitimate business expenses incurred by Employee before the Separation Date, (d) accrued, unused vacation, and (e) vested benefits, if any exist, which vested benefits will be handled in accordance with their controlling plans and documents (collectively, “Final Pay”). Employee’s last day of employment, regardless of the reason for termination (or no reason) is the “Separation Date.”

	3.1	Termination by Company For Cause or Resignation by Employee. Company will have the right to terminate immediately Employee’s services and this Agreement for Cause (as defined below) upon notice of termination. Upon termination of Employee’s employment hereunder for Cause, or if Employee terminates Employee’s employment for any reason, all compensation described herein will cease as of the Separation Date, and Employee will have no rights to any other compensation or payments, other than the Final Pay. Any assignment of this Agreement by Company will not constitute a termination for Cause for purposes of this Section 3.1.

3.2	Termination by Company Without Cause. Company will have the right to terminate immediately Employee’s services and this Agreement without Cause and without Employee’s consent upon notice of termination, subject to the provisions of this Section 3.2. If Company terminates Employee’s employment without Employee’s consent and without Cause, Company will provide Employee the Severance, subject to the conditions below. “Severance” means the following:

	a.	a gross amount equal to two years of Employee’s base monthly salary (at the annual rate then in effect), subject to applicable deductions and withholdings, payable as salary continuation for a period equivalent to 24 months (“Severance Payments”) in accordance with Company’s regular payroll schedule. The Severance Payments will commence within 60 days after the Separation Date provided that Employee has satisfied the conditions below and further provided that if the 60-day period begins in one taxable year and ends in a subsequent taxable year, Severance Payments will commence in the subsequent taxable year;
	b.	notwithstanding any provision of an award agreement or governing plan to contrary, Company will accelerate the vesting of all outstanding but unvested stock options or other equity incentives, which will remain exercisable for a period of no less than three months after the Separation Date (unless subject to a Company black out period, which will extend the exercise period), subject to the maximum original term of such options, and the lapse of all restrictions on stock-based awards (such as restricted stock awards.);
	c.	for a period of up to 24 months following the Separation Date or, if shorter, until such time as Employee becomes eligible for health benefits provided by a subsequent employer or otherwise ceases to be eligible for COBRA coverage, Company will (i) either directly pay Employee’s monthly premiums for continuation of health coverage pursuant to COBRA (including medical, dental and vision benefits, if Employee is covered under such benefits as of the Separation Date) or provide to Employee a monthly payment in an amount equivalent to Employee’s monthly premiums for such COBRA coverage; provided Employee is eligible and timely elects COBRA coverage and (ii) provide premium payments or an amount equivalent to the then-existing premiums on Employee’s term life insurance. All amounts paid pursuant to this subsection (c) will be paid on an after-tax basis. If Employee becomes eligible under another employer’s group health plan during the 12-month period following the Separation Date, Employee must immediately notify Company of such event and Company will cease payment of the COBRA premiums; and
	d.	a lump sum payment equal to the sum of (1) any quarterly bonus target applicable to Employee during the quarter in which his employment is terminated, if any, and (2) if Employee is terminated following the end of a completed quarter but before the determination of any bonus for the completed quarter, the target bonus amount for the completed quarter.

Severance is expressly conditioned upon (a) Employee’s timely execution and delivery to Company of a separation agreement in a form acceptable to Company, which will include a full waiver and release of all claims by Employee against Company, its affiliates, and their officers, directors, employees, and agents; (b) Employee not rescinding or revoking the separation agreement; and (c) Employee being and remaining in full compliance with this Agreement and all other obligations to Company (including those under the Employee Invention Assignment and Confidentiality Agreement dated April 12, 2012 (“Confidentiality Agreement”)). Except as provided in this Section 3.2, upon termination by Company without Employee’s consent and without Cause, Employee will not be entitled to any further compensation, payments, or severance other than the Final Pay.

3.3	Death or Disability. Employee and Company acknowledge that Employee’s ability to perform the duties specified in Section 1 or as otherwise communicated by Company are of the essence of this Agreement. This Agreement and Employee’s employment hereunder will terminate automatically upon the death or Total Disability (as defined below) of Employee. If Employee’s employment is terminated as a result of Employee’s death or Total Disability, this Agreement will terminate without further obligations to Employee, other than the Final Pay.

	3.4	Limitations. Employee agrees that this Section 3 details the sole consideration to which Employee may be entitled in the event of the termination of Employee’s employment. Employee expressly waives and relinquishes any claim to other or further consideration. If any consideration is owed to Employee in connection with Employee’s termination of employment under any arrangement or law (including the federal Workers Adjustment and Retraining Notification Act or other state or local laws), then amounts owed to Employee under this Section 3 will be less the amount of all such sums to the extent permitted by law.

	3.5	Definitions. For purposes of this Agreement, the following definitions apply:

(a) “Cause” means a good faith determination by Company that: (i) Employee has engaged in conduct that constitutes gross negligence, flagrant disloyalty to Company, material dishonesty, fraud, theft, embezzlement, or unprofessional conduct; (ii) Employee has failed to perform assigned job duties or willfully or repeatedly failed to carry out the directions of Employee’s supervisor or his designee; (iii) Employee engaged in insubordination or willful dereliction of his duties hereunder; (iv) Employee has falsified any Company record or violated any law or regulation related to performance of Employee’s duties; (v) Employee has engaged in conduct in violation of material policies of Company or its Affiliates, including policies pertaining to compliance with the laws prohibiting unlawful discrimination, harassment, or insider trading; (vi) Employee has been convicted of or entered a plea of nolo contendere to any crime involving fraud, embezzlement, or any other act of moral turpitude or any felony; (vii) Employee has breached the terms of any agreement signed in connection with Employee’s employment with Company or any of its Affiliates (including this Agreement and the Confidentiality Agreement); (viii) Employee’s employment with Company or performance of duties within that employment violates any obligation of employee to any third party not to engage in such employment or duties; or (ix) Employee has done any other thing that would constitute cause under the laws of the State of Washington.

(b) “Total Disability” means Employee’s inability (with or without such accommodation as may be required by law protecting persons with disabilities and that places no undue burden on Company) as determined in good faith by the Board or its designee, to perform Employee’s duties hereunder for a period or periods aggregating 90 calendar days in any 12-month period as a result of physical or mental illness.

4.	Noncompetition, Nonsolicitation, and Nondisparagement.

	4.1	Noncompetition. During Employee’s employment with Company and for a period of 12 months after the Separation Date, Employee will not, directly or indirectly, except for on behalf of Company or except with the prior written approval of Company, engage in, carry on, provide advisory services in connection with, or otherwise assist with or be interested economically in the Business of Company within the Restricted Territory (as defined below), including without limitation by seeking, soliciting, or accepting employment by or agreeing to provide advisory services to any person or entity, or being interested economically in any entity, that is at that time engaged in, or that has plans for future engagement in the Business of Company within the Restricted Territory.

	4.2	Nonsolicitation. During Employee’s employment with Company and for a period of 12 months after the Separation Date, Employee will not, directly or indirectly, except for on behalf of Company or except with the prior written approval of Company: (a) accept or solicit (or assist in the solicitation of) any person or business who was a customer or active prospect of Company or any of its Affiliates during Employee’s employment with Company with respect to the Business of Company within the Restricted Territory; (b) contact any person or business who was a supplier, customer, or active prospect of Company or any of its Affiliates during Employee’s employment with Company for the purpose of soliciting an order or establishing a relationship for any business enterprise that engages or that has plans for future engagement in the Business of Company within the Restricted Territory; (c) encourage any customer, client, or business party of Company to cease doing business with Company or to terminate or limit an existing relationship or arrangement with Company; (d) solicit or otherwise encourage any employee, contractor, or consultant of Company or its Affiliates (“Covered Workers”) to terminate any employment or contractual relationship with Company or its Affiliates; or (e) otherwise interfere with the performance of current or former Covered Workers of their obligations or responsibilities to Company or its Affiliates.

	4.3	Nondisparagement. After the Separation Date, to the maximum extent permitted by law, Employee will not, directly or indirectly, disparage Company, its Affiliates, or any of its or their officers, directors, or employees (“Covered Group”). This includes, but is not necessarily limited to, not saying or doing anything that portrays Covered Group in a negative light. Despite the foregoing, nothing in this Agreement is intended to prevent Employee from testifying truthfully in response to any lawfully issued subpoena, court order, or arbitral order, or providing truthful information in response to any governmental or administrative agency investigation, as long as Employee has received a subpoena, court order, or arbitral order (a “Disclosure Demand”) to do so with respect to Employee’s employment with Company. Also, Employee must provide the Disclosure Demand to Company within three business days of receiving it and cooperate with Company and its Affiliates to the extent any of them wish to object to or challenge the Disclosure Demand. Even if Employee has not received a Disclosure Demand, Employee may participate in or cooperate with the Equal Employment Opportunity Commission or similar agency.

	4.4	For purposes of this Agreement, the following definitions apply:

(a) “Business of Company” means the business that Company conducts or is planning to conduct, or any aspect thereof, during the term of this Agreement, including, without limitation, the design, development, sale, promotion, production, marketing, licensing or distribution of products, services or technologies relating to Identification verification software, applications, devices and services.

(b) “Restricted Territory” means any geographical region in which Company engages in business or reasonably anticipates engaging in business, including but not limited to (i) North America, and (ii) every other place in which Company, during Employee’s employment with Company or in the 12 months before Employee commenced employment, has had customers or employees.

	4.5	Nothing in this Section 4 will prohibit Employee from (a) working in the industry, engaging in academic research or teaching, or using Employee’s skills and experience, in each case in compliance with the restrictions contained in this Agreement, or (b) holding up to one percent of the issued and outstanding securities of any class of securities of any entity that is publicly traded and quoted on a recognized securities exchange, so long as Employee does not, directly or indirectly, exercise any management or control with respect to, or have any active participation in the business of, such entity.

5.	Disclosure. Employee agrees fully and completely to reveal the terms of Section 4 of this Agreement to any new or prospective employee, business partner, or investor of Employee and authorizes Company, at its election, to make such disclosure and provide a copy of this Agreement to any new or prospective employee, business partner, or investor.

6.	Remedies for Breach and Right to Injunction. Any breach of Section 4 of this Agreement may cause Company irreparable harm for which there is no adequate remedy at law and, as a result, Company will be entitled to the issuance by a court of competent jurisdiction of an injunction, restraining order, or other equitable relief in favor of itself, without the necessity of posting a bond, restraining Employee from committing or continuing to commit any such violation. Any right to obtain an injunction, restraining order, or other equitable relief under this Agreement will not be considered a waiver of any right to assert any other remedy Company may have at law or in equity. Nothing in this Agreement will limit the remedies available to Company. Rather, the terms of this Agreement supplement, and do not replace, any other obligations Employee has have under the Confidentiality Agreement and applicable law, including the UTSA and other laws regarding confidentiality, non-disclosure, assignment of inventions, or the protection of intellectual property or business interests. The UTSA is fully applicable and includes all definitions and remedies in the event of a violation of the Act. The restrictions in this Agreement are independent of any other provision of this Agreement and will be enforceable whether or not Employee may have or purport to have any claim against Company.

7.	Miscellaneous.

	7.1	Fees. In any suit or action brought to enforce this Agreement, or to obtain an adjudication, declaratory or otherwise, of rights hereunder, the losing party will pay to the prevailing party reasonable attorneys’ fees and all other costs and expenses that may be incurred by the prevailing party in such suit or action.

	7.2	Assignability. This Agreement will be binding upon Employee, Employee’s heirs, personal representatives, and permitted assigns and on Company, its successors, and assigns. During Employee’s employment hereunder, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that Company may in its sole discretion assign its rights and obligations under this Agreement, without Employee’s consent, to an Affiliate or a successor by sale, merger, or liquidation.

	7.3	Notices. Any notice required or permitted to be given hereunder will be sufficient if in writing, by registered or certified mail, addressed to Employee at: his address of record with the Company, or such other address as Employee may provide to Company in writing; or addressed to Company to the attention of Chief Executive Officer, 535 Broad Hollow Road, Suite B51, Melville, NY 11747 or such other address as may be provided in writing by Company. Notices to Employee may, at the discretion of Company, alternatively be hand delivered to Employee.

	7.4	Severability. If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement will constitute a violation of any law, or be deemed unenforceable or void, then such provision, to the extent only that it is in violation of law, or is deemed void or unenforceable, will be deemed modified to the extent necessary so that it is no longer unenforceable, void or in violation of law and will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, void or unenforceable, will be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

	7.5	Entire Agreement. This Agreement contains the entire agreement of the parties, and supersedes any prior or contemporaneous statements or understandings by or between the parties. Notwithstanding the foregoing, nothing in this Agreement supersedes or restricts any of Employee’s existing obligations to Company or under other agreements between Employee and Company (including all Employee’s obligations to protect the confidentiality of information of Company and to assign intellectual property rights to it or otherwise protect its intellectual property and/or business interests), which remain in full force and effect. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

	7.6	Governing Law/Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Washington, excluding choice of law provisions. Each party irrevocably consents to exclusive jurisdiction and venue in the state and federal courts located in King County, Washington with respect to any action, claim, or proceeding arising out of or in connection with this Agreement, with the exception of requests for temporary or preliminary injunctive relief, which may be sought in any appropriate court with jurisdiction, but only if such relief could not be issued and made immediately binding against the party sought to be enjoined by the state and federal courts located in King County, Washington.

	7.7	Third-Party Beneficiaries. Affiliates of Company are and will be third-party beneficiaries of this Agreement.

	7.8	Survival. Sections 4, 5, 6, and 7 will survive the termination of this Agreement or Employee’s employment relationship with Company.

7.9	Nonwaiver. Failure of Company to insist upon strict adherence to any provision of this Agreement or to enforce any provision, on one or more occasions, will not be deemed to be a waiver of its right to enforce any provision in the future.

7.10	Code Section 409A. Company and Employee agree that this Agreement will be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Section 409A”) and all provisions of this Agreement will be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

(a) Notwithstanding any other provision of this Agreement, if at the time of Employee’s termination of employment, he is a “specified employee,” determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to Employee on account of his separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of Employee’s Separation Date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If Employee dies during the six-month period, any delayed payments shall be paid to Employee’s estate in a lump sum upon Employee’s death.

(b) To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

7.11	Counterparts; Headings. This Agreement may be executed in one or more counterparts, each of which will be treated as an original, but all of which taken together will be treated as one and the same instrument. The headings in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

EMPLOYEE		INTELLICHECK, INC.

/s/ Billy J. White	12/3/2020	By	/s/ Guy Smith	12/3/2020
Billy J. White			Guy Smith, Chairman of the Board of Directors

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